Exhibit 99.1

NYSE Amex: URZ
Toronto Stock Exchange: URZ
Frankfurt Stock Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

Uranerz Signs Contract with Exelon for Sale of Uranium

Casper, Wyoming, July 23, 2009 -- Uranerz Energy Corporation (“Uranerz” or the “Company”) (NYSE Amex: URZ; TSX: URZ; Frankfurt: U9E) is pleased to announce that it has entered into a uranium sales agreement with Exelon Generation Company, LLC, which operates one of the largest and most efficient commercial nuclear fleets in the world.

The agreement is a long term contract with deliveries over a five year period and defined pricing in each year.

Uranerz is continuing to actively pursue further uranium sales opportunities to develop a portfolio that reflects a balance between market related and fixed price contracts, thus providing appropriate exposure to market price fluctuations and pricing diversification.

About Uranerz
Uranerz Energy Corporation is a uranium exploration company listed on the NYSE Amex and the Toronto Stock Exchange (“TSX”) under the symbol “URZ”, and is also listed on the Frankfurt Stock Exchange under the symbol “U9E”.

Members of the Uranerz management team have specialized expertise in the in-situ recovery (“ISR”) uranium mining method, and the Company collectively owns or controls (including through its interest in the Arkose Mining Venture) approximately 124,600 acres (50,425 hectares or 195 square miles) in the Pumpkin Buttes Uranium Mining District of the central Powder River Basin of Wyoming, U.S.A., an area well-known for hosting uranium-mineralized roll fronts often amenable to ISR mining techniques.

The Company has submitted federal and state mining applications to build and operate the Nichols Ranch ISR Uranium Project which, when licensed and constructed, is planned to consist of a central processing facility at the Nichols Ranch property and a satellite facility at the Hank property. Commercial ISR mining in the Powder River Basin has been ongoing since 1987, with production coming from the Smith Ranch-Highland mine currently owned and operated by Cameco Resources Inc. and from AREVA NC’s Irigaray-Christensen Ranch ISR mine located in the Pumpkin Buttes uranium mining district (presently on stand-by, but re-start of operations has been announced). Commencement of operations at the Nichols Ranch ISR Uranium Project is dependent on receipt of required regulatory approvals.

ISR mining comprised 28% of global uranium production in 2008 according to the World Nuclear Association. Wyoming ISR advantages include low capital costs, low operating costs, and low environmental impact. Wyoming is the largest uranium producer in the United States with a long ISR history and has the largest known uranium resource base in the U.S. Uranerz management has a record of licensing commercial ISR projects.

Further Information
For further information, contact the Company’s Investor Relations department at 1-800-689-1659 or please refer to the Company’s website at www.uranerz.com, review the Company’s filings with the Securities and Exchange Commission at www.sec.gov, or visit the Company’s profile on the SEDAR website at www.sedar.com.

This press release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but is not limited to, statements with respect to future production, future pursuit of uranium sales contracts, anticipated exposure to uranium market price fluctuations and pricing diversification, planned development, capital and operating cost and other projections, resource estimates, our planned exploration and drilling programs and results, commodity recovery rates, the availability of future financing for exploration, the regulatory approval of our planned operations, the expected advantages of in-situ mining in relation to capital costs, operating costs and environmental impact and other plans, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the United States Securities and Exchange Commission (the “SEC”) (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.